Exhibit 99.1

FOR IMMEDIATE RELEASE February 8, 2017	CONTACTS:
	News Media Bernie Tylor	202-624-6778

	Financial Community Douglas Bonawitz	202-624-6129
WGL Holdings, Inc. Reports First Quarter Fiscal Year 2017 Financial Results;
Raises Fiscal Year 2017 Guidance

•	First quarter consolidated GAAP earnings per share down — $1.13 per share vs. $1.36 per share

•	First quarter non-GAAP operating earnings per share up — $1.24 per share vs. $1.18 per share

•	Dividend increase of $0.09 per share, or 5%, to an annualized level of $2.04 per share
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income applicable to common stock determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended December 31, 2016, of $58.0 million, or $1.13 per share, compared to net income applicable to common stock of $68.2 million, or $1.36 per share, reported for the quarter ended December 31, 2015.
On a consolidated basis, WGL also uses non-GAAP operating earnings (loss) to evaluate overall financial performance, and evaluates segment financial performance based on earnings before interest and taxes (EBIT) and adjusted EBIT. Operating earnings (loss) and adjusted EBIT are non-GAAP financial measures, which are not recognized in accordance with GAAP and should not be viewed as alternatives to GAAP measures of performance. Both non-GAAP operating earnings (loss) and adjusted EBIT adjust for the accounting recognition of certain transactions that are not representative of the ongoing earnings of the company. Additionally, we believe that adjusted EBIT enhances the ability to evaluate segment performance because it excludes interest and income tax expense, which are affected by corporate-wide strategies such as capital financing and tax sharing allocations. Refer to “Reconciliation of Non-GAAP Financial Measures,” attached to this news release, for a more detailed discussion of management’s use of these measures and for reconciliations to GAAP financial measures.
For the quarter ended December 31, 2016, operating earnings were $63.6 million, or $1.24 per share, an increase of $4.4 million, or $0.06 per share, compared to operating earnings of $59.2 million, or $1.18 per share, for the same quarter of the prior fiscal year.
"On January 25, 2017, we announced our agreement to be acquired by AltaGas, Ltd. (AltaGas)," said Terry D. McCallister, Chairman and Chief Executive Officer. "Our leadership team and Board of Directors are convinced that we have found exactly the right partner in AltaGas, and we believe this combination represents a great outcome for our shareholders and an excellent opportunity to drive long-term value well into the future. Together with AltaGas, we will become stronger and a more diverse company that will open up new and exciting opportunities to provide value for all of our stakeholders.
"I am also pleased to announce a 9-cent increase in our dividend to an annual rate of $2.04 per share. The 5% increase reflects a dedication to delivering sustainable dividend growth for investors and a firm commitment to our strategic vision. This represents 41 consecutive years that we have raised the cash dividend on our common stock. We have now paid a dividend without interruption for 166 years, which is one of the longest dividend payment records on the New York Stock Exchange."

Results by Business Segment

Regulated Utility

	Three Months Ended December 31,		Increase/
(In millions)	2016	2015	(Decrease)
EBIT	$102.7	$99.3	$3.4
Adjusted EBIT	$91.4	$86.6	$4.8

The comparisons of EBIT and adjusted EBIT primarily reflect: (i) increased customer growth; (ii) new base rates in Virginia; (iii) higher realized margins associated with our asset optimization program and (iv) higher rate recovery related to our accelerated pipe replacement programs. These favorable variances were partially offset by higher depreciation expense related to the growth in our utility plant and operation and maintenance expenses.

Retail Energy-Marketing

	Three Months Ended December 31,		Increase/
(In millions)	2016	2015	(Decrease)
EBIT	$29.2	$(0.6)	$29.8
Adjusted EBIT	$9.9	$5.2	$4.7
For the quarter ended December 31, 2016, the EBIT comparison primarily reflects higher unrealized mark-to-market valuations on energy-related derivatives.

Additionally, the comparisons in EBIT and adjusted EBIT reflect higher realized electricity margins due to lower capacity charges from the regional power grid operator (PJM). Partially offsetting these favorable margins were lower realized natural gas margins due to a decrease in portfolio optimization activity and less favorable margin patterns when compared to the same period in the prior fiscal year. Despite the decline in natural gas margins, both retail and wholesale sales volumes were higher compared to the same period in the prior fiscal year.

Commercial Energy Systems

	Three Months Ended December 31,		Increase/
(In millions)	2016	2015	(Decrease)
EBIT	$4.7	$0.9	$3.8
Adjusted EBIT	$6.1	$2.2	$3.9
Improvements in EBIT and adjusted EBIT reflect: (i) the growth in distributed generation assets in service, including increased solar renewable energy credit sales; (ii) higher income from state rebate programs and (iii) higher earnings from alternative energy investments. These improvements were partially offset by lower revenues from the energy-efficiency contracting business due to the completion of certain projects and higher operating and depreciation expenses.

Midstream Energy Services

	Three Months Ended December 31,		Increase/
(In millions)	2016	2015	(Decrease)
EBIT	$(28.5)	$20.8	$(49.3)
Adjusted EBIT	$9.4	$13.1	$(3.7)

For the quarter ended December 31, 2016, the decline in EBIT primarily reflects: (i) lower valuations on our derivative contracts associated with our long-term transportation strategies; (ii) lower income related to our pipeline investments; (iii) lower valuations and realized margins related to storage inventory and the associated economic hedging transactions and (iv)lower realized margins on our transportation strategies.

Lower realized margins on our transportation strategies are primarily a result of losses associated with the index price used in certain gas purchases from Antero Resources Corporation, which is the subject of an arbitration proceeding. Losses realized during the current period were $6.8 million for the quarter ended December 31, 2016. Accumulated losses from the inception of the contract are $22.0 million. While these losses may continue in the near term we do anticipate that they will reverse in future periods upon completion of the arbitration proceeding. An initial decision on the arbitration proceedings is scheduled for on or after February 13, 2017.

The decline in adjusted EBIT for the quarter ended December 31, 2016, primarily reflects lower income related to our pipeline investments as well as unfavorable storage spreads when compared to the same period in the prior fiscal year.
Earnings Outlook
We provide earnings guidance for consolidated non-GAAP operating earnings. In providing fiscal year 2017 guidance, we note that there will likely be differences between our reported GAAP earnings and our non-GAAP operating earnings due to matters such as, but not limited to, unrealized mark-to-market positions for our energy-related derivatives and changes in the measured value of our trading inventory for WGL Midstream. On a year-to-date basis, non-GAAP operating earnings are higher than GAAP earnings due to $5.6 million of after-tax non-GAAP adjustments. Non-GAAP adjustments could change significantly and are subject to swings from period to period. As a result, WGL management is not able to reasonably estimate the aggregate impact of these items to derive GAAP earnings guidance and therefore is not able to provide a corresponding GAAP equivalent for its non-GAAP operating earnings guidance.

We are raising our consolidated non-GAAP operating earnings estimate for fiscal year 2017 in a range of $3.40 per share to $3.60 per share. The increase in guidance is driven by a change in assumptions for average diluted shares outstanding from 53.6 million in original guidance to 51.5 million.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance.
Other Information

During the pendency period of the acquisition agreement between WGL and AltaGas, WGL will not conduct earnings calls. Additional information regarding financial results and recent regulatory events can be found in WGL's and Washington Gas' Form 10-Q for the quarter ended December 31, 2016, as filed with the Securities and Exchange Commission, and which is also available at www.wglholdings.com.

WGL, headquartered in Washington, D.C., is a leading source for clean, efficient and diverse energy solutions. With activities and assets across the U.S., WGL consists of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL provides natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy Answers. Ask Us. For more information, visit us at www.wgl.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of non-GAAP financial measures.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed merger transaction. WGL Holdings, Inc. (“WGL”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF WGL ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about AltaGas, Ltd. (“AltaGas”), WGL and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of WGL’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting WGL Holdings, Inc., Leslie T. Thornton, Corporate Secretary, 101 Constitution Avenue N.W., Washington, District of Columbia, 20080. WGL’s filings with the SEC are also available on WGL’s website at: http://wglholdings.com/sec.cfm. Investors and security holders may also read and copy any reports, statements and other information filed by WGL with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Participants in the Solicitation
AltaGas, WGL and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction. Information regarding AltaGas’ directors and executive officers is available in AltaGas’ Management Information Circular, filed on March 17, 2016 (in English and French) with the Canadian Securities Administrators (the “CSA”) and in AltaGas’ Annual Information Form, filed on March 23, 2016 (in English) and March 24, 2016 (in French) with the CSA, each of which are available at: www.sedar.com. Information regarding WGL’s directors and executive officers is available in WGL’s proxy statement filed with the SEC on December 23, 2016 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, each of which may be obtained from the sources indicated in Additional Information and Where to Find It. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of WGL’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.
Forward-Looking Statements

Exhibit 99.1

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues, dividends and other future financial business performance, strategies, the outcome of the arbitration proceeding affecting our midstream energy services segment, legal developments relating to the Constitution Pipeline, AltaGas Ltd.’s proposed acquisition of us and other expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions, the closing of the AltaGas transaction may not occur or may be delayed; our stockholders may not approve the AltaGas transaction; litigation related to the AltaGas transaction or limitations or restrictions imposed by regulatory authorities may delay or negatively impact the transaction and there may be a loss of customers, employees or business partners as a result of the transaction and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 31, 2016	September 30, 2016
ASSETS
Property, Plant and Equipment
At original cost	$5,664,221	$5,542,916
Accumulated depreciation and amortization	(1,440,438)	(1,415,679)
Net property, plant and equipment	4,223,783	4,127,237
Current Assets
Cash and cash equivalents	12,884	5,573
Accounts receivable, net	691,117	491,020
Storage gas	208,841	207,132
Derivatives and other	182,368	139,749
Total current assets	1,095,210	843,474
Deferred Charges and Other Assets	1,156,397	1,078,739
Total Assets	$6,475,390	$6,049,450
CAPITALIZATION AND LIABILITIES
Capitalization
WGL Holdings common shareholders’ equity	$1,439,465	$1,375,561
Non-controlling interest	5,205	409
Washington Gas Light Company preferred stock	28,173	28,173
Total Equity	1,472,843	1,404,143
Long-term debt	1,435,247	1,435,045
Total capitalization	2,908,090	2,839,188
Current Liabilities
Notes payable and project financing	634,392	331,385
Accounts payable and other accrued liabilities	447,467	405,351
Derivatives and other	340,181	290,190
Total current liabilities	1,422,040	1,026,926
Deferred Credits	2,145,260	2,183,336
Total Capitalization and Liabilities	$6,475,390	$6,049,450

WGL Holdings, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,
(In thousands, except per share data)	2016	2015
OPERATING REVENUES
Utility	$327,063	$288,153
Non-utility	282,424	325,231
Total Operating Revenues	609,487	613,384
OPERATING EXPENSES
Utility cost of gas	75,500	50,025
Non-utility cost of energy-related sales	252,886	282,487
Operation and maintenance	100,717	95,419
Depreciation and amortization	35,283	31,412
General taxes and other assessments	40,388	36,532
Total Operating Expenses	504,774	495,875
OPERATING INCOME	104,713	117,509
Equity in earnings of unconsolidated affiliates	265	1,263
Other income — net	478	979
Interest expense	16,235	12,760
INCOME BEFORE TAXES	89,221	106,991
INCOME TAX EXPENSE	33,454	38,490
NET INCOME	$55,767	$68,501
Less non-controlling interest	(2,535)	—
Dividends on Washington Gas Light Company preferred stock	330	330
NET INCOME APPLICABLE TO COMMON STOCK	$57,972	$68,171
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	51,172	49,807
Diluted	51,445	50,030
EARNINGS PER AVERAGE COMMON SHARE
Basic	$1.13	$1.37
Diluted	$1.13	$1.36

The following table reconciles EBIT by operating segment to net income applicable to common stock.

	Three Months Ended December 31,
(In thousands)	2016	2015
EBIT:
Regulated utility	$102,717	$99,289
Retail energy-marketing	29,185	(567)
Commercial energy systems	4,663	943
Midstream energy services	(28,484)	20,839
Other activities	(1,198)	(780)
Intersegment eliminations	1,108	27
Total	$107,991	$119,751
Interest expense	16,235	12,760
Income tax expense	33,454	38,490
Dividends on Washington Gas preferred stock	330	330
Net income applicable to common stock	$57,972	$68,171

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)

FINANCIAL STATISTICS

	Twelve Months Ended December 31,
	2016	2015
Closing Market Price — end of period	$76.28	$62.99
52-Week Market Price Range	$79.79 - $58.69	$65.55 - $50.89
Price Earnings Ratio	24.6	23.2
Annualized Dividends Per Share	$1.95	$1.85
Dividend Yield	2.6%	2.9%
Return on Average Common Equity	11.5%	10.7%
Total Interest Coverage (times)	5.3	5.1
Book Value Per Share — end of period	$28.11	$25.87
Common Shares Outstanding — end of period (thousands)	51,211	49,833
UTILITY GAS STATISTICS

	Three Months Ended December 31,				Twelve Months Ended December 31,
(In thousands)	2016		2015		2016		2015
Operating Revenues
Gas Sold and Delivered
Residential — Firm	$204,348		$167,689		$652,041		$740,621
Commercial and Industrial — Firm	45,299		36,609		145,396		168,129
Commercial and Industrial — Interruptible	553		518		2,217		2,378
Electric Generation	275		275		1,100		1,100
	250,475		205,091		800,754		912,228
Gas Delivered for Others
Firm	56,075		61,903		200,880		210,986
Interruptible	14,770		11,505		49,566		50,246
Electric Generation	99		176		778		597
	70,944		73,584		251,224		261,829
	321,419		278,675		1,051,978		1,174,057
Other	5,644		9,478		31,049		35,428
Total	$327,063		$288,153		$1,083,027		$1,209,485

	Three Months Ended December 31,				Twelve Months Ended December 31,
(In thousands of therms)	2016		2015		2016		2015
Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	207,482		152,924		645,183		670,740
Commercial and Industrial — Firm	57,721		44,892		180,661		183,257
Commercial and Industrial — Interruptible	814		720		2,865		1,736
	266,017		198,536		828,709		855,733
Gas Delivered for Others
Firm	161,582		133,278		529,333		531,397
Interruptible	64,163		62,535		240,642		245,139
Electric Generation	23,599		43,225		271,627		196,032
	249,344		239,038		1,041,602		972,568
Total	515,361		437,574		1,870,311		1,828,301
Utility Gas Purchase Expense (excluding asset optimization)	35.14	¢	36.26	¢	35.15	¢	50.91	¢
HEATING DEGREE DAYS
Actual	1,196		956		3,581		3,630
Normal	1,318		1,331		3,717		3,746
Percent Colder (Warmer) than Normal	(9.3)%		(28.2)%		(3.7)%		(3.1)%
Average Active Customer Meters	1,148,917		1,135,765		1,145,572		1,133,059
WGL ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	220,500		189,500		781,600		701,500
Number of Customers (end of period)	126,400		141,300		126,400		141,300
Electricity Sales
Electricity Sales (thousands of kWhs)	3,103,200		2,926,400		13,267,400		12,314,900
Number of Accounts (end of period)	122,600		135,000		122,600		135,000
WGL ENERGY SYSTEMS
Megawatts in service	176		119		202		119
Megawatt hours generated	44,274		33,448		220,280		137,271

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

The tables below reconcile operating earnings (loss) on a consolidated basis to GAAP net income (loss) applicable to common stock and adjusted EBIT on a segment basis to EBIT. Management believes that operating earnings (loss) and adjusted EBIT provide a meaningful representation of our earnings from ongoing operations on a consolidated and segment basis, respectively. These measures facilitate analysis by providing consistent and comparable measures to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use these non-GAAP measures to report to the board of directors and to evaluate management’s performance.
To derive our non-GAAP measures, we adjust for the accounting recognition of certain transactions (non-GAAP adjustments) based on at least one of the following criteria:

•	To better match the accounting recognition of transactions with their economics;

•	To better align with regulatory view/recognition;

•	To eliminate the effects of:

i.	Significant out of period adjustments;

ii.	Other significant items that may obscure historical earnings comparisons and are not indicative of performance trends; and

iii.	For adjusted EBIT, other items which may obscure segment comparisons.
There are limits in using operating earnings (loss) and adjusted EBIT to analyze our consolidated and segment results, respectively, as they are not prepared in accordance with GAAP and may be different than non-GAAP financial measures used by other companies. In addition, using operating earnings (loss) and adjusted EBIT to analyze our results may have limited value as they exclude certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to the most directly comparable GAAP financial measures.
The following tables represent the reconciliation of non-GAAP operating earnings to GAAP net income (loss) applicable to common stock (consolidated by quarter):

Fiscal Year 2017
	Quarterly Period Ended*
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings	$63,606				$63,606
Non-GAAP adjustments**	(9,102)				(9,102)
Income tax effect of non-GAAP adjustments***	3,468				3,468
Net income applicable to common stock	$57,972				$57,972
Diluted average common shares outstanding	51,445				51,445
Operating earnings per share	$1.24				$1.24
Per share effect of non-GAAP adjustments	(0.11)				(0.11)
Diluted earnings per average common share	$1.13				$1.13
Fiscal Year 2016
	Quarterly Period Ended*
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings	$59,205				$59,205
Non-GAAP adjustments**	13,312				13,312
Income tax effect of non-GAAP adjustments***	(4,346)				(4,346)
Net income applicable to common stock	$68,171				$68,171
Diluted average common shares outstanding	50,030				50,030
Operating earnings per share	$1.18				$1.18
Per share effect of non-GAAP adjustments	0.18				0.18
Diluted earnings per average common share	$1.36				$1.36
* Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

** Refer to the reconciliations of adjusted EBIT to EBIT below for further details on our non-GAAP adjustments.

WGL Holdings, Inc. (Consolidated by Quarter)
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

*** Non-GAAP adjustments are presented on a gross basis and the income tax effects of those adjustments are presented separately. The income tax effects of non-GAAP adjustments, both current and deferred, are calculated at the individual company level based on the applicable composite tax rate for each period presented, with the exception of transactions not subject to income taxes. Additionally, the income tax effect of non-GAAP adjustments includes investment tax credits related to distributed generation assets.

The following tables summarize non-GAAP adjustments by operating segment and present a reconciliation of adjusted EBIT to EBIT. EBIT is defined as earnings before interest and taxes from continuing operations. Items we do not include in EBIT are interest expense, inter-company financing activity, dividends on Washington Gas preferred stock, and income taxes.

Three Months Ended December 31, 2016
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(g)	Eliminations(h)	Total
Adjusted EBIT	$91,380	$9,895	$6,072	$9,439	$(1,198)	$1,505	$117,093
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	15,436	19,290	—	(9,677)	—	(397)	24,652
Storage optimization program(b)	(664)	—	—	—	—	—	(664)
DC weather impact(c)	(3,435)	—	—	—	—	—	(3,435)
Distributed generation asset related investment tax credits(d)	—	—	(1,409)	—	—	—	(1,409)
Change in measured value of inventory(e)	—	—	—	(21,468)	—	—	(21,468)
Losses associated with Antero contract(f)	—	—	—	(6,778)	—	—	(6,778)
Total non-GAAP adjustments	$11,337	$19,290	$(1,409)	$(37,923)	$—	$(397)	$(9,102)
EBIT	$102,717	$29,185	$4,663	$(28,484)	$(1,198)	$1,108	$107,991

Three Months Ended December 31, 2015
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(g)	Eliminations	Total
Adjusted EBIT	$86,623	$5,245	$2,195	$13,129	$(780)	$27	$106,439
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	19,423	(5,812)	—	10,836	—	—	24,447
Storage optimization program (b)	475	—	—	—	—	—	475
DC weather impact(c)	(7,232)	—	—	—	—	—	(7,232)
Distributed generation asset related investment tax credits(d)	—	—	(1,252)	—	—	—	(1,252)
Change in measured value of inventory(e)	—	—	—	(3,126)	—	—	(3,126)
Total non-GAAP adjustments	$12,666	$(5,812)	$(1,252)	$7,710	$—	$—	$13,312
EBIT	$99,289	$(567)	$943	$20,839	$(780)	$27	$119,751

Footnotes:

(a)
Adjustments to eliminate unrealized mark-to-market gains (losses) for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives related to the optimization of transportation capacity for the midstream energy services segment. With the exception of certain transactions related to the optimization of system capacity assets as discussed in footnote (b) below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP results, as we are only removing interim unrealized mark-to-market amounts.

(b)
Adjustments to shift the timing of storage optimization margins for the regulated utility segment from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting because the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)
Eliminates the estimated financial effects of warm or cold weather in the District of Columbia, as measured consistent with our regulatory tariff. Washington Gas has regulatory weather protection mechanisms in Maryland and Virginia designed to neutralize the estimated financial effects of weather. Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

(d)
To reclassify the amortization of deferred investment tax credits from income taxes to operating income for the commercial energy systems segment. These credits are a key component of the operating success of this segment and therefore are included within adjusted EBIT to help management and investors better assess the segment's performance.

(e)
For our midstream energy services segment, adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. Adjusting our storage optimization inventory in this fashion better aligns the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies. Additionally, this adjustment also includes the net effect of certain sharing mechanisms on the difference between the changes in our non-GAAP storage inventory valuations and the unrealized gains and losses on derivatives not subject to non-GAAP adjustments.

(f)
Adjustment to eliminate losses associated with the index price used in certain gas purchases from Antero, which are the subject of arbitration. These losses are expected to reverse in future periods upon completion of the arbitration proceedings.

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(g)	Activities and transactions that are not significant enough on a standalone basis to warrant treatment as an operating segment and that do not fit into one of our four operating segments.

(h)	Activities and transactions between segments that are eliminated in consolidation.